UNITED STATES DISTRICT COURT
DISTRICT OF NEW JERSEY

COSTANTINO ZANFARDINO, Derivatively on Behalf of Nominal Defendant ZERIFY, INC., formerly known as STRIKEFORCE TECHNOLOGIES, INC., Plaintiff, v. MARK L. KAY, ROMARAO PEMMARAJU AND GEORGE WALLER, Defendants, And, ZERIFY, INC., formerly known as STRIKEFORCE TECHNOLOGIES, INC. Nominal Defendant.	Case No.: 3:22-cv-07258-MCA-AME

NOTICE OF PENDENCY AND PROPOSED SETTLEMENT OF
<u>SHAREHOLDER DERIVATIVE ACTION</u>

TO: ALL OWNERS OF THE COMMON STOCK OF ZERIFY, INC. ("ZERIFY") OR THE "COMPANY") AS OF NOVEMBER 20, 2024 AND WHO CONTINUE TO HOLD ZERIFY COMMON STOCK AS OF THE DATE OF THE SETTLEMENT HEARING ("CURRENT ZERIFY SHAREHOLDERS"):

THIS NOTICE RELATES TO THE PENDENCY AND PROPOSED SETTLEMENT OF SHAREHOLDER DERIVATIVE LITIGATION. PLEASE READ THIS NOTICE CAREFULLY AND IN ITS ENTIRETY. IF YOU ARE A ZERIFY SHAREHOLDER, THIS NOTICE CONTAINS IMPORTANT INFORMATION ABOUT YOUR RIGHTS.

YOU ARE HEREBY NOTIFIED, pursuant to an Order of the United States District Court for the District of New Jersey (the "Court"), that a proposed settlement has been reached by the parties in the following shareholder derivative action brought on behalf and for the benefit of Zerify: *Zanfardino v. Kay*, Case No. 2:22-CV-07258-MCA-AME (D.N.J.) (the "Action"). As explained below, a hearing will be held on March 20, 2025, at 3:00 p.m., before the Honorable Madeline Cox Arleo, at the United States District Court for the District of New Jersey, Martin Luther King Jr. Bldg. & U.S. Courthouse, 50 Walnut Street, Newark N.J. New Jersey 07102, Courtroom 4A (the "Settlement Hearing"), at which the Court will determine whether to approve: (1) the Settlement; (2) an award of attorneys' fees to Plaintiff's Counsel not to exceed $368,607 and reimbursement of expenses not to exceed $8,547 (collectively, the "Fee and Expense Amount"); and (3) a service award of up to $5,000 for Plaintiff (the "Service Award").

You have an opportunity, but are not required, to be heard at this Settlement Hearing.

The terms of the settlement are set forth in the Stipulation (the "Settlement" or "Stipulation") and are summarized in this Notice. If approved by the Court, the Settlement will fully resolve the Action, including the dismissal of the Action with prejudice. **For a more detailed statement of the matters involved in the Action, the Settlement, and the terms discussed in this Notice, the Stipulation is available for viewing on Zerify's website at www.zerify.com. The Stipulation also may be inspected at the Clerk of the Court's office, United States District Court for the District of New Jersey, Martin Luther King Jr. Bldg. & U.S. Courthouse, 50 Walnut Street, Newark N.J. New Jersey 07102. For a fee, all papers filed in the Action are available at www.pacer.gov.**

This Notice is not intended to be an expression of any opinion by the Court with respect to the merits of the claims made in the Action but is intended to advise you of the pendency and Settlement of the Action.

THERE IS NO CLAIMS PROCEDURE. The Action was brought to protect Zerify's interests. The Settlement will result in changes to Zerify's corporate governance, and reimbursement to Zerify of certain stock and investment interests held by the Individual Defendants.[1]

I. THE ACTION

The Action alleges that the Individual Defendants, who were the sole members of the Company's Board of Directors ("Board") at the time the Action was filed, utilized their power and control of Zerify to enrich themselves at the expense of the Company, namely through: (1) the issuance of stock, options, or other compensation to themselves; and (2) use of the Company's capital to fund investments that benefitted them personally in connection with a transaction involving BlockSafe Technologies, Inc. ("BlockSafe").

On June 10, 2022, Plaintiff issued a written Demand to the Board pursuant to Wyo. Stat. Ann. § 17-16-742 to investigate the alleged misconduct which, ultimately, was alleged in the Action.

On August 19, 2022, the Board responded to the Demand and provided certain information requested in the Demand and informed Plaintiff that, after investigation, the Board concluded that neither the Company, nor any of its officers or directors engaged in any wrongdoing in connection with the transactions noted in the Demand and, as a result, it would not commence any litigation in response to Plaintiff's Demand.

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[1] The Individual Defendants are Mark L. Kay, Ramarao Pemmaraju ("Pemmaraju") and George Waller ("Waller").

On December 12, 2022, Plaintiff commenced the Action on behalf of Zerify.

On June 8, 2023, Defendants filed separate motions to dismiss Plaintiff's complaint ("Complaint").

On November 28, 2023, the Court granted, *in part*, and denied, *in part*, Defendants' motions to dismiss as follows: (1) granting Defendants' motion and dismissing Plaintiff's claims for breach of fiduciary duty and unjust enrichment as to the Auctus Fund LLC transaction, the Crown Bridge Partners LLC transaction, the issuance of preferred stock and the approval of reverse splits; (2) granting Defendants' motion and dismissing Plaintiff's claim for corporate waste; and (3) denying Defendants' motion to dismiss as relates to the allegations concerning the BlockSafe transaction and the issuance of common stock, other shares and warrants.

On January 12, 2024, Defendants filed Answers to the Complaint, denying the material allegations alleged.

On January 12, 2024, Plaintiff issued an additional written Demand letter pursuant to Wyo. Sta. An. § 17-16-742 to investigate additional alleged misconduct.

On June 11, 2024, the Company responded to Plaintiff's additional Demand letter and provided certain information requested in the Demand and informed Plaintiff that, after investigation, the Company concluded that neither the Company, nor any of its officers or directors engaged in any wrongdoing in connection with any of the alleged misconduct noted in the Demand and, as a result, the Company would not commence any litigation in response to Plaintiff's additional Demand.

In March 2024, after the motions to dismiss were granted in part and denied in part, Plaintiff and the Individual Defendants began discussing a potential settlement. The parties continued to exchange proposals and counterproposals through September 2024, engaging in a number of verbal

and written exchanges. In these exchanges, Plaintiff requested, and the Individual Defendants produced, certain financial confirmatory discovery, and the Settling Parties ultimately agreed on the material terms of a settlement, which were finalized and documented in this Stipulation (the "Settlement").

II. PLAINTIFF'S CLAIMS AND THE BENEFITS OF THE SETTLEMENT

While disputed by Defendants, Plaintiff believes that the Action has substantial merit and Plaintiff's entry into the Stipulation is not intended to be, and shall not be construed as, an admission or concession concerning the relative strength or merit of the claims alleged. However, Plaintiff and his Counsel recognize and acknowledge the significant risk, expense, and length of continued proceedings necessary to prosecute the Action through trial and possible appeals.

Plaintiff's Counsel also has considered: (a) the uncertain outcome and the risk of any litigation, especially in complex cases such as derivative actions; (b) the difficulties and delays inherent in such litigation; (c) the lack of any applicable insurance on behalf of the Company and the Individual Defendants; and (d) the Individual Defendants' limited ability to pay any substantial judgment. Plaintiff's Counsel also are mindful of the challenges inherent in derivative litigation, and the possible defenses to the claims alleged in the Action.

Plaintiff's Counsel have conducted a thorough investigation and analysis, including, *inter alia*: (i) reviewing Zerify's press releases, public statements, and U.S. Securities and Exchange Commission ("SEC") filings; (ii) reviewing related media reports about the Company; (iii) researching applicable law with respect to the claims alleged in the Action and potential defenses thereto; (iv) preparing and filing the Complaint; (v) preparing and issuing the Demand; (vi) researching and briefing response to the motions to dismiss; (vii) preparing and serving discovery;

and (viii) negotiating the Settlement, including researching potential corporate governance reforms and relief that the Company ultimately agreed to adopt as consideration of the Settlement.

Based on Plaintiff's Counsel's thorough review and analysis of the relevant facts, allegations, defenses, and controlling legal principles, Plaintiff's Counsel believe that the Settlement as set forth in this Stipulation is fair, reasonable, and adequate, and confers substantial benefits upon Zerify. Based upon Plaintiff's Counsels' evaluation, Plaintiff has determined that the Settlement is in the best interests of Zerify and has agreed to settle the Action upon the terms and subject to the conditions set forth herein.

III. DEFENDANTS' DENIALS OF WRONGDOING AND LIABILITY

Defendants have denied and continue to deny each and all of the claims and contentions alleged by Plaintiff in the Action, and the Individual Defendants have expressly denied and continue to deny all allegations of wrongdoing or liability against them arising out of any conduct, statements, acts, or omissions alleged, or that could have been alleged, in the Action. Nonetheless, Defendants also have considered the uncertainty and risks inherent in any litigation, especially in complex cases such as derivative actions. Defendants have determined that it is in their best interests for the Action to be settled in the manner and upon the terms and conditions set forth in the Stipulation.

Neither the Stipulation, nor any of its terms or provisions, nor entry of the Judgment, nor any document or exhibit referred or attached to the Stipulation, nor any action taken to carry out the Stipulation, is, may be construed as, or may be used as evidence of the validity of any of the Released Claims (as that term is defined in the Settlement) or an admission by or against the Individual Defendants of any fault, wrongdoing, or concession of liability whatsoever.

IV. TERMS OF THE SETTLEMENT

The terms and conditions of the proposed Settlement are set forth in the Stipulation, which has been filed with the Court and is available for viewing on Zerify's website at www.zerify.com. **The following is only a summary of its terms.**

Zerify shall, within seventy-five (75) days of entry of the Judgment, effectuate and adopt the following relief and reforms ("Relief"):

(a) Appoint, at Defendants' expense, a retired judge of the United States District Court for the District of New Jersey, reasonably satisfactory to Plaintiff, as an independent overseer whose approval will be required for any transaction occurring during a period of two years from the date of that person's appointment involving the Company which benefit any of the Individual Defendants, directly or indirectly, except for any transactions that would benefit the Individual Defendants in their capacity as shareholders of the Company;

(b) To the extent that a retired judge of the United States District Court for the District of New Jersey is not available, the parties agree to meet and confer in good faith to identify a suitable alternative retired federal judge from another jurisdiction.

(c) The Individual Defendants will relinquish all of their personal ownership interest in BlockSafe and return such interest to the Company. For avoidance of doubt, nothing contained in this paragraph shall prohibit any Individual Defendant from enjoying any benefit in connection with BlockSafe or otherwise that accrues to the Company as a shareholder in the Company; and

(d) Individual Defendants Waller and Pemmaraju will return 75% of the shares of Company stock that were issued to them in 2021 (constituting 6,892,220 shares and 7,375,000 shares, respectively, to be returned to the Company).

As additional consideration of this Settlement, due to the lack of insurance available to cover any claims emanating from the alleged misconduct asserted in this Action, the Plaintiff and the Individual Defendants (together with Zerify, the "Settling Parties") have agreed that the Individual Defendants will personally pay a maximum of $25,000.00 towards any Fee and Expense Amount and $5,000.00 toward any Service Award to the Plaintiff, awarded by the Court.

V. DISMISSALS AND RELEASES

The Settlement is conditioned upon the occurrence of certain events, which include, among other things: (i) final approval of the Settlement by the Court following notice to Current Zerify Shareholders and the Settlement Hearing contemplated by the Stipulation; (ii) Court entry of the Judgment, approving the Settlement and dismissing the Action with prejudice, without awarding costs to any party, except as provided in the Stipulation; (iii) payment of the Fee and Expense Amount (both by the Individual Defendants and the Company) and Service Award approved by the Court; (iv) the passing of the date upon which the Judgment becomes Final; and (v) issuance of an order dismissing the Action with prejudice (the "Effective Date").

Upon the Effective Date, the Releasing Parties shall be deemed to have fully, finally, and forever released, relinquished, and discharged the Released Claims, including both known and Unknown Claims, against the Released Persons and any and all claims arising out of, relating to, or in connection with the defense, settlement, or resolution of the Action and/or any and all claims, transactions or allegations in the Demands against the Released Persons.

Upon the Effective Date, each of the Released Persons shall be deemed to have fully, finally, and forever released, relinquished, and discharged Plaintiff and their Related Persons, Plaintiff's Counsel and their Related Persons, and Current Zerify Shareholders and their Related Persons from all claims and causes of action of every nature and description, including both known and Unknown Claims, whether arising under federal, state, common or foreign law, that arise out of or relate in any way to the institution, prosecution, or settlement of the Released Claims, except for any claims relating to the enforcement of the Settlement.

However, nothing shall in any way impair or restrict the rights of any Settling Party to enforce the terms of the Stipulation.

VI. PLAINTIFF'S ATTORNEYS' FEES AND EXPENSES

In consideration of the substantial benefits conferred upon Zerify by the consideration of the Settlement, and the efforts of Plaintiff and Plaintiff's Counsel in the Action in achieving the consideration of the Settlement, and subject to Court approval, Plaintiff's Counsel shall apply to the Court for a Fee and Expense Amount not to exceed $368,607 for attorneys' fees and reimbursement of expenses not to exceed $8,547. The Individual Defendants will personally pay a maximum of $25,000.00 towards any Fee and Expense Amount awarded by the Court with the remainder to be borne exclusively by the Company.

Plaintiff's Counsel may apply to the Court for a Service Award of up to $5,000 for Plaintiff, to be paid by the Individual Defendants, only to be paid upon Court approval, in recognition of Plaintiff's participation and effort in the prosecution of the Action.

VII. THE SETTLEMENT HEARING

The Settlement Hearing will be held before the Honorable Madeline Cox Arleo, at the United States District Court for the District of New Jersey, Martin Luther King Jr. Bldg. & U.S.

Courthouse, 50 Walnut Street, Newark N.J. New Jersey 07102, Courtroom 4 A at which the Court will determine: (i) whether the terms of the Stipulation should be approved as fair, reasonable, and adequate; (ii) whether the Notice fully satisfied the requirements of Rule 23.1 of the Federal Rule of Civil Procedure and the requirements of due process; (iii) whether all Released Claims against the Released Persons should be fully and finally released; (iv) whether to approve a Fee and Expense Amount, and the amount thereof; (v) whether to approve a Service Award, and the amount thereof, not to exceed $5,000; and (vi) such other matters as the Court may deem appropriate.

The Settlement Hearing may be continued by the Court at the Settlement Hearing, or at any adjourned session thereof, without further notice.

VIII. THE RIGHT TO OBJECT AND/OR BE HEARD AT THE HEARING

Any Current Zerify Shareholder has a right, but is not required, to appear and to be heard at the Settlement Hearing, providing that they are a shareholder of record or beneficial owner of Zerify common stock and was a shareholder of record or beneficial owner of Zerify common stock as of November 20, 2024. Any Zerify shareholder who satisfies this requirement may enter an appearance through counsel of such shareholder's own choosing and at such shareholder's own expense or may appear on their own. However, any such shareholder shall not be heard at the Settlement Hearing unless, ***at least fourteen (14) calendar days prior to the Settlement Hearing***, you have filed with the Court a written notice of objection to the Settlement or the Fee and Expense Amount or Service Award containing the following information:

1. Your name, legal address, email address and telephone number;

2. The case name and number (*Zanfardino v. Kay*, Case No. 2:22-CV-07258-MCA-AME);

3. Documentation sufficient to show that you owned shares of Zerify common stock as of November 20, 2024, and a statement that you continue to hold such shares as of the

date of filing of the objection and will continue to hold those shares as of the date of the Settlement Hearing;

4. A statement of each objection being made;

5. Notice of whether you intend to appear at the Settlement Hearing (you are not required to appear); and

6. Copies of any papers you intend to submit to the Court, along with the names of any witness(es) you intend to call to testify at the Settlement Hearing and the subject(s) of their testimony.

All written objections and supporting papers must be filed with the Clerk of the Court, United States District Court for the District of New Jersey, Martin Luther King Jr. Bldg. & U.S. Courthouse, 50 Walnut Street, Newark N.J. New Jersey 07102 and served upon each of the following Settling Parties' counsel:

Counsel for Individual Defendants

Andrew T. Hambelton
BLANK ROME LLP
1271 Avenue of the Americas
New York, New York 10020
Phone: (212) 885-5000
andrew.hambelton@blankrome.com

Counsel for Nominal Defendant Zerify

Robert J. Cahall
McCORMICK & PRIORE, P.C.
300 Carnegie Ctr. Blvd, Suite 160
Princeton, NJ 08540
Tel. (609) 716-9550
Fax (609) 716-8140
rcahall@mccormickpriore.com

Counsel for Plaintiff

Matthew F. Gately
COHN LIFLAND PEARLMAN HERRMANN & KNOPF LLP
Park 80 Plaza West-One
250 Pehle Avenue, Suite 401
Saddle Brook, NJ 07663
(201) 845-9600
mfg@njlawfirm.com

Robert S. Schachter
ZWERLING, SCHACHTER & ZWERLING, LLP
41 Madison Avenue
New York, NY 10010
(561) 245-4608
rschachter@zsz.com

YOUR WRITTEN OBJECTIONS MUST BE FILED WITH THE CLERK OF THE COURT NO LATER THAN March 6, 2025. Only shareholders who have filed and delivered valid and timely written notices of objection will be entitled to be heard at the Settlement Hearing unless the Court orders otherwise.

Unless otherwise ordered by the Court, any Current Zerify Shareholder who does not make their objection in the manner provided herein shall be deemed to have waived such objection and shall forever be barred and foreclosed from making any objection to the fairness, reasonableness, or adequacy of the Settlement, or to otherwise be heard, and shall otherwise be bound by the Judgment to be entered and the releases to be given.

IX. EXAMINATION OF PAPERS AND INQUIRIES

There is additional information concerning the Settlement available in the Stipulation, which is available for viewing on Zerify's website at www.zerify.com. You may also inspect the Stipulation during business hours at the office of the Clerk of the Court, United States District Court for the District of New Jersey, Martin Luther King Jr. Bldg. & United States Courthouse, 50 Walnut Street, Newark N.J. New Jersey 07102. Or you may call Plaintiff's Counsel at Cohn Lifland Pearlman Herrmann & Knopf LLP, telephone (201) 845-9600 or Zwerling, Schachter & Zwerling, LLP, telephone (561) 245-4608, for additional information concerning the settlement.

PLEASE DO NOT CONTACT THE COURT OR ZERIFY REGARDING THIS NOTICE.

Form and Substance Approved By Court Order Dated December 3, 2025.